Exhibit 99.1

PRESS RELEASE

ERA GROUP INC. REPORTS
THIRD QUARTER 2019 RESULTS

Houston, Texas
November 5, 2019
FOR IMMEDIATE RELEASE — Era Group Inc. (NYSE: ERA) today reported net loss attributable to the Company of $1.9 million, or $0.09 per diluted share, for its third quarter ended September 30, 2019 (“current quarter”) on operating revenues of $58.9 million compared to net income attributable to the Company of $4.9 million, or $0.22 per diluted share, for the quarter ended June 30, 2019 (“preceding quarter”) on operating revenues of $55.5 million.
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $10.3 million in the current quarter compared to $18.3 million in the preceding quarter. EBITDA adjusted to exclude asset dispositions and special items was $9.5 million in the current quarter compared to $8.0 million in the preceding quarter. Net gains on asset dispositions were $0.8 million in the current quarter compared to net losses of $0.1 million in the preceding quarter. There were no special items in the current quarter; however, the current quarter results were adversely impacted by foreign currency losses of $0.7 million primarily due to the strengthening of the U.S. dollar relative to the Brazilian real. Special items in the preceding quarter consisted of $10.9 million of equity earnings related to gains on the sale of the Dart Holding Company Limited (“Dart”) joint venture, a $0.6 million loss on the sale of investments and a less than $0.1 million loss on the extinguishment of debt.
The Company generated $23.9 million of free cash flow in the first nine months of 2019, of which $16.6 million was generated in the current quarter, continuing the Company’s track record of positive free cash flow generation since 2015.
Sequential Quarter Results
Operating revenues in the current quarter were $3.4 million higher compared to the preceding quarter primarily due to higher utilization of helicopters in U.S. oil and gas operations.
Operating expenses were $0.7 million higher in the current quarter primarily due to increased personnel, insurance and fuel costs, partially offset by lower repairs and maintenance expenses.
Administrative and general expenses were $0.2 million higher in the current quarter primarily due to increased professional services fees.
Gains on asset dispositions were $0.8 million in the current quarter due to the sale of three light twin helicopters, two hangar facilities and other property and equipment.
Foreign currency losses were $0.7 million in the current quarter primarily due to the strengthening of the U.S. dollar relative to the Brazilian real.
Income tax expense was $0.9 million lower in the current quarter primarily due to the sale of the Dart joint venture in the preceding quarter.

Calendar Quarter Results
Operating revenues in the current quarter were $4.3 million higher compared to the quarter ended September 30, 2018 (“prior year quarter”) primarily due to higher utilization of helicopters in oil and gas operations and the commencement of new dry-leasing and emergency response services contracts.
Operating expenses were $3.0 million higher in the current quarter primarily due to increased repairs and maintenance and personnel costs.
Administrative and general expenses were $0.3 million higher in the current quarter primarily due to increased professional services fees.
Foreign currency losses were $0.6 million higher in the current quarter primarily due to the strengthening of the U.S. dollar relative to the Brazilian real.
Income tax expense was $7.3 million lower in the current quarter primarily due to the recognition of litigation settlement proceeds in the prior year quarter.
Net loss attributable to the Company was $1.9 million in the current quarter compared to net income attributable to the Company of $31.3 million in the prior year quarter. EBITDA was $41.2 million lower in the current quarter compared to the prior year quarter. EBITDA adjusted to exclude asset dispositions and special items was $0.2 million higher in the current quarter. Net gains on asset dispositions were $0.8 million in the current quarter compared to net losses of $0.1 million in the prior year quarter. There were no special items in the current quarter. Special items in the prior year quarter consisted of $0.2 million of non-routine professional services fees related to litigation that has now been settled, $42.0 million in litigation settlement proceeds and $0.5 million of equity earnings from the Dart joint venture.
Liquidity
As of September 30, 2019, the Company had $107.7 million in cash balances and $124.3 million of remaining availability under its Amended and Restated Senior Secured Revolving Credit Facility (the “Facility”) for total liquidity of $232.0 million. As of September 30, 2019, the Company’s senior secured leverage ratio, as defined in the Facility, was 0.4x compared to the covenant requirement of not more than 3.25x, and the Company’s interest coverage ratio was 2.9x compared to the covenant requirement of not less than 1.75x.
Capital Commitments
The Company had unfunded capital commitments of $78.2 million as of September 30, 2019. The Company may terminate all of its commitments without further liability other than aggregate liquidated damages of $2.1 million.
Included in these capital commitments are agreements to purchase three AW189 heavy helicopters and five AW169 light twin helicopters. The AW189 helicopters are scheduled to be delivered in 2020 and 2021. Delivery dates for the AW169 helicopters have yet to be determined. In addition, the Company has outstanding options to purchase up to ten additional AW189 helicopters. If these options are exercised, the helicopters would be scheduled for delivery in 2021 and 2022.

Conference Call
Management will conduct a conference call starting at 10:00 a.m. ET (9:00 a.m. CT) on Wednesday, November 6, 2019, to review the results for the third quarter ended September 30, 2019. The conference call can be accessed as follows:
All callers will need to reference the access code 3219118.
Within the U.S.: Operator Assisted Toll-Free Dial-In Number: (800) 353-6461
Outside the U.S.: Operator Assisted International Dial-In Number: (334) 323-0501
Replay
A telephone replay will be available through November 20, 2019 by dialing 888-203-1112 and utilizing the access code above. An audio replay will also be available on the Company’s website at www.erahelicopters.com shortly after the call and will be accessible through November 20, 2019. The accompanying investor presentation will be available on November 6, 2019 on Era’s website at www.erahelicopters.com.
For additional information concerning Era, contact Jennifer Whalen at (713) 369-4636 or visit Era Group’s website at https://ir.erahelicopters.com/.
About Era Group
Era is one of the largest helicopter operators in the world and the longest serving helicopter transport operator in the United States (“U.S.”). In addition to servicing its U.S. customers, Era provides helicopters and related services to customers and third-party helicopter operators in other countries, including Brazil, Colombia, India, Mexico, Spain, and Suriname. Era’s helicopters are primarily used to transport personnel to, from and between offshore oil and gas production platforms, drilling rigs and other installations. In addition, Era’s helicopters are used to perform emergency response services, firefighting, utility, VIP transport and other services. Era also provides a variety of operating lease solutions and technical fleet support to third party operators.
Forward-Looking Statements Disclosure
This release contains “forward-looking statements.” Forward-looking statements give the Company’s current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “project,” or “continue,” or other similar words. These statements are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. The Company’s actual results may vary materially from those anticipated in forward-looking statements. The Company cautions investors not to place undue reliance on any forward-looking statements. Such risks, uncertainties and other important factors include, among others, the Company’s dependence on, and the cyclical and volatile nature of, offshore oil and gas exploration, development and production activity, and the impact of general economic conditions and fluctuations in worldwide prices of and demand for oil and natural gas on such activity levels; the Company’s reliance on a limited number of customers and the reduction of its customer base resulting from bankruptcies or consolidation; risks that the Company’s customers reduce or cancel contracted services or tender processes or obtain comparable services through other forms of transportation; dependence on U.S. government agency contracts that are subject to budget appropriations; cost savings initiatives implemented by the Company’s customers; risks inherent in operating helicopters; the Company’s ability to maintain an acceptable safety record and level of reliability; the impact of increased U.S. and foreign government regulation and legislation, including potential government implemented moratoriums on drilling activities; the impact of a grounding of all or a portion of the Company’s fleet for extended periods of time or indefinitely on the Company’s business, including its operations and ability to service customers, results of operations or financial condition and/or the market value of the affected helicopter(s); the Company’s ability to successfully expand into other geographic and aviation service markets; risks associated with political instability, governmental action, war, acts of terrorism, trade policies and changes in the economic condition in any foreign country where the Company does business, which may result in expropriation, nationalization, confiscation or deprivation of the Company’s assets or result in claims of a force majeure situation; the impact of declines in the global economy and financial markets; the impact of fluctuations in foreign currency exchange rates on the Company’s asset values and cost to purchase helicopters, spare parts and related services; risks related to investing in new lines of aviation service without realizing the expected benefits; risks of engaging in competitive processes or expending significant resources for strategic opportunities, with no guaranty of recoupment; the Company’s reliance on a small number of helicopter manufacturers and suppliers; the Company’s ongoing need to replace aging helicopters; the Company’s reliance on the secondary helicopter market to dispose of used helicopters and parts; the Company’s reliance on information technology and potential harm from cyber-security incidents; the impact of allocation of risk between the Company and its customers; the liability, legal fees and costs in connection with providing emergency response services; adverse weather conditions and seasonality; risks associated with the Company’s debt structure; the Company’s counterparty credit risk exposure; the impact of operational and financial difficulties of the Company’s joint ventures and partners and the risks associated with identifying and securing joint venture partners when needed; conflict with the other owners of the Company’s non-wholly owned subsidiaries and other equity investees; adverse results of legal proceedings, significant increases in costs; the Company’s ability to obtain insurance coverage and the adequacy and availability of such coverage; the possibility of labor problems; the attraction and retention of qualified personnel; restrictions on the amount of foreign ownership of the Company’s common stock; and various other risk factors described from time to time in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission. It is not possible to predict or identify all such factors. Consequently, the foregoing should not be considered a complete discussion of all potential risks or uncertainties. Forward-looking statements speak only as of the date of the document in which they are made. Era Group disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in Era Group's expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.
The Facility requires that the Company maintain certain financial ratios on a rolling four-quarter basis. The interest coverage ratio is a trailing four-quarter quotient of (i) EBITDA (as defined in the Facility) less dividends and distributions divided by (ii) interest expense. The interest coverage ratio is not a measure of operating performance or liquidity defined by GAAP and may not be comparable to similarly titled measures presented by other companies. The senior secured leverage ratio is calculated by dividing (i) the sum of secured debt for borrowed money, capital lease obligations and guaranties of obligations of non-consolidated entities by (ii) EBITDA (as defined in the Facility). The senior secured leverage ratio is not a measure of operating performance or liquidity defined by GAAP and may not be comparable to similarly titled measures presented by other companies. EBITDA is calculated differently under the Facility than as presented elsewhere in this release.

ERA GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in thousands, except share and per share amounts)

	Three Months Ended
	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018
Total revenues	$58,909	$55,480	$51,293	$52,016	$54,610
Costs and expenses:
Operating	39,522	38,820	36,696	37,018	36,513
Administrative and general	9,142	8,895	8,875	9,412	8,837
Depreciation and amortization	9,312	9,520	9,450	9,530	9,541
Total costs and expenses	57,976	57,235	55,021	55,960	54,891
Gains (losses) on asset dispositions, net	754	(68)	(124)	(694)	(148)
Litigation settlement proceeds	—	—	—	—	42,000
Loss on impairment	—	—	—	(991)	—
Operating income (loss)	1,687	(1,823)	(3,852)	(5,629)	41,571
Other income (expense):
Interest income	956	934	752	818	732
Interest expense	(3,464)	(3,432)	(3,461)	(3,485)	(3,549)
Loss on sale of investments	—	(569)	—	—	—
Foreign currency gains (losses), net	(718)	270	(126)	77	(94)
Loss on debt extinguishment	—	(13)	—	—	—
Other, net	(5)	(9)	(11)	33	15
Total other income (expense)	(3,231)	(2,819)	(2,846)	(2,557)	(2,896)
Income (loss) before income taxes and equity earnings	(1,544)	(4,642)	(6,698)	(8,186)	38,675
Income tax expense (benefit)	515	1,394	(1,588)	(1,609)	7,861
Income (loss) before equity earnings	(2,059)	(6,036)	(5,110)	(6,577)	30,814
Equity earnings (losses), net of tax	—	10,910	(975)	629	465
Net income (loss)	(2,059)	4,874	(6,085)	(5,948)	31,279
Net loss attributable to noncontrolling interest in subsidiary	149	66	142	154	10
Net income (loss) attributable to Era Group Inc.	$(1,910)	$4,940	$(5,943)	$(5,794)	$31,289

Basic earnings (loss) per common share	$(0.09)	$0.22	$(0.28)	$(0.27)	$1.44
Diluted earnings (loss) per common share	$(0.09)	$0.22	$(0.28)	$(0.27)	$1.44

Weighted average common shares outstanding, basic	20,625,408	21,448,115	21,323,312	21,251,638	21,215,576
Weighted average common shares outstanding, diluted	20,629,328	21,448,115	21,323,312	21,251,638	21,239,189

EBITDA	$10,276	$18,286	$4,486	$4,640	$51,498
Adjusted EBITDA	$10,276	$7,958	$5,461	$5,002	$9,213
Adjusted EBITDA excluding asset dispositions	$9,522	$8,026	$5,585	$5,696	$9,361

ERA GROUP INC. REVENUES BY LINE OF SERVICE (unaudited, in thousands)

	Three Months Ended
	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018
Oil and gas:(1)
U.S.	$36,226	$33,270	$32,466	$33,876	$35,473
International	14,740	14,499	13,616	13,357	13,665
Total oil and gas	50,966	47,769	46,082	47,233	49,138
Dry-leasing	4,250	4,287	3,463	2,938	2,716
Emergency response	3,693	3,424	1,748	1,845	2,756
	$58,909	$55,480	$51,293	$52,016	$54,610

FLIGHT HOURS BY LINE OF SERVICE(2) (unaudited)

	Three Months Ended
	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018
Oil and gas:(1)
U.S.	6,181	5,689	5,101	5,235	6,132
International	2,599	2,548	2,224	2,410	2,288
Total oil and gas	8,780	8,237	7,325	7,645	8,420
Emergency response	144	110	76	90	108
	8,924	8,347	7,401	7,735	8,528
____________________

(1)	Primarily oil and gas services, but also includes revenues and flight hours from utility services, such as firefighting.

(2)	Does not include hours flown by helicopters in our dry-leasing line of service.

ERA GROUP INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018
ASSETS	(unaudited)	(unaudited)	(unaudited)		(unaudited)
Current assets:
Cash and cash equivalents	$107,736	$88,430	$49,612	$50,753	$47,631
Receivables:
Trade, net of allowance for doubtful accounts	37,176	35,658	37,178	37,109	39,488
Tax receivables	2,705	2,680	2,843	3,187	3,117
Other	11,567	16,478	7,204	2,343	2,701
Inventories, net	20,826	21,004	20,893	20,673	20,157
Prepaid expenses	2,851	2,822	2,233	1,807	2,367
Total current assets	182,861	167,072	119,963	115,872	115,461
Property and equipment	901,580	918,972	918,252	917,161	927,477
Accumulated depreciation	(334,730)	(336,825)	(327,444)	(317,967)	(314,736)
Net property and equipment	566,850	582,147	590,808	599,194	612,741
Operating lease right-of-use	9,907	8,080	8,460	—	—
Equity investments and advances	—	—	24,427	27,112	26,600
Intangible assets	1,094	1,098	1,102	1,107	1,111
Other assets	6,363	6,487	21,081	21,578	18,421
Total assets	$767,075	$764,884	$765,841	$764,863	$774,334

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$11,940	$13,467	$12,643	$13,161	$10,438
Accrued wages and benefits	8,960	8,222	5,524	9,267	8,605
Accrued interest	3,321	536	3,376	569	3,404
Accrued income taxes	2,945	938	2,874	973	2,993
Current portion of long-term debt	1,845	1,859	1,938	2,058	2,158
Accrued other taxes	1,986	1,410	1,414	1,268	2,396
Accrued contingencies	548	647	656	630	1,014
Other current liabilities	2,851	2,902	3,092	878	1,033
Total current liabilities	34,396	29,981	31,517	28,804	32,041
Long-term debt	158,731	158,981	159,961	160,217	160,476
Deferred income taxes	105,440	106,929	104,824	108,357	108,138
Operating lease liabilities	8,166	6,387	6,773	—	—
Deferred gains and other liabilities	850	850	721	747	1,753
Total liabilities	307,583	303,128	303,796	298,125	302,408

Redeemable noncontrolling interest	2,945	3,094	3,160	3,302	3,456
Equity:
Era Group Inc. stockholders’ equity:
Common stock	224	224	224	219	219
Additional paid-in capital	451,103	449,687	448,690	447,298	447,013
Retained earnings	15,372	17,282	12,342	18,285	24,079
Treasury shares, at cost	(10,152)	(8,531)	(2,481)	(2,476)	(2,951)
Accumulated other comprehensive income, net of tax	—	—	110	110	110
Total equity	456,547	458,662	458,885	463,436	468,470
Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$767,075	$764,884	$765,841	$764,863	$774,334

Reconciliation of Non-GAAP Metrics
The Company’s management uses EBITDA and Adjusted EBITDA to assess the performance and operating results of its business. EBITDA is defined as Earnings before Interest (includes interest income and interest expense), Taxes, Depreciation and Amortization. Adjusted EBITDA is defined as EBITDA further adjusted for certain special items that occur during the reported period, as noted below. The Company includes EBITDA and Adjusted EBITDA to provide investors with a supplemental measure of its operating performance. Neither EBITDA nor Adjusted EBITDA is a recognized term under generally accepted accounting principles in the U.S. (“GAAP”). Accordingly, they should not be used as an indicator of, or an alternative to, net income as a measure of operating performance. In addition, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements, such as debt service requirements. Because the definitions of EBITDA and Adjusted EBITDA (or similar measures) may vary among companies and industries, they may not be comparable to other similarly titled measures used by other companies.
The following table provides a reconciliation of net income, the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA (in thousands).

	Three Months Ended
	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018
Net income (loss)	$(2,059)	$4,874	$(6,085)	$(5,948)	$31,279
Depreciation and amortization	9,312	9,520	9,450	9,530	9,541
Interest income	(956)	(934)	(752)	(818)	(732)
Interest expense	3,464	3,432	3,461	3,485	3,549
Income tax expense (benefit)	515	1,394	(1,588)	(1,609)	7,861
EBITDA	$10,276	$18,286	$4,486	$4,640	$51,498
Special items (1)	—	(10,328)	975	362	(42,285)
Adjusted EBITDA	$10,276	$7,958	$5,461	$5,002	$9,213
Losses (gains) on asset dispositions, net	(754)	68	124	694	148
Adjusted EBITDA excluding asset dispositions	$9,522	$8,026	$5,585	$5,696	$9,361
Free Cash Flow represents the Company’s net cash provided by operating activities plus proceeds from disposition of property and equipment, less expenditures related to purchases of property and equipment. Adjusted Free Cash Flow is Free Cash Flow adjusted to exclude professional services fees paid in respect of litigation settled in the third quarter of 2018 and the proceeds on settlement of that litigation.  Management believes that the use of Adjusted Free Cash Flow is meaningful as it measures the Company’s ability to generate cash from its business after excluding cash payments for special items. Management uses this information as an analytical indicator to assess the Company’s liquidity and performance.  However, investors should note numerous methods may exist for calculating a company's free cash flow. As a result, the method used by management to calculate Adjusted Free Cash Flow may differ from the methods used by other companies to calculate their free cash flow.
The following table provides a reconciliation of net cash provided by operating activities, the most directly comparable GAAP measure, to Free Cash Flow and Adjusted Free Cash Flow (in thousands).

	Three Months Ended
	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018
Net cash provided by operating activities	$9,970	$7,240	$2,635	$4,002	$45,189
Plus: Proceeds from disposition of property and equipment	9,252	—	—	70	23
Less: Purchases of property and equipment	(2,588)	(1,268)	(1,312)	(1,530)	(1,728)
Free cash flow	$16,634	$5,972	$1,323	$2,542	$43,484
Plus: Non-routine litigation expenses(1)	—	—	—	—	180
Less: Litigation settlement proceeds(1)	—	—	—	—	(42,000)
Adjusted free cash flow	$16,634	$5,972	$1,323	$2,542	$1,664

____________________

(1)	Special items include the following:

•	Equity earnings (losses) of $10.9 million, $(1.0) million, $0.6 million and $0.5 million, in Q2 2019, Q1 2019, Q4 2018 and Q3 2018, respectively;

•	In the three months ended June 30, 2019, a $0.6 million loss on the sale of corporate securities and a less than $0.1 million loss on the extinguishment of debt;

•	In the three months ended December 31, 2018, a non-cash impairment charge of $1.0 million related to the impairment of the Company’s last remaining H225 helicopter;

•	Non-routine litigation expenses related to the H225 helicopters of $0.2 million in Q3 2018; and

•	In the three months ended September 30, 2018, $42.0 million in litigation settlement proceeds.

ERA GROUP INC. FLEET COUNT (unaudited)

	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018
Heavy:
S92	4	4	4	4	4
H225	1	1	1	1	2
AW189	4	4	4	4	4
	9	9	9	9	10

Medium:
AW139	36	36	36	36	36
S76 C+/C++	5	5	5	5	5
B212	5	5	5	5	5
	46	46	46	46	46

Light—twin engine:
A109	7	7	7	7	7
EC135	10	13	13	13	15
BO105	3	3	3	3	3
	20	23	23	23	25

Light—single engine:
A119	13	13	13	13	13
AS350	17	17	17	17	17
	30	30	30	30	30
Total Helicopters	105	108	108	108	111